Exhibit 4.4

Debenture

(1)	The entities listed in Schedule 1 (as Original Chargors)

(2)	Silicon Valley Bank (as Bank)

Dated February 24	2017

Osborne Clarke LLP

Contents

1.	Interpretation	2
2.	Covenant to Pay	5
3.	Security Assets	6
4.	Nature of Security	7
5.	Further Assurances and Protection of Priority	8
6.	Representations and Warranties	9
7.	Undertakings	9
8.	Enforcement and Powers of the Bank	14
9.	Appointment of a Receiver or Administrator	15
10.	Powers of a Receiver	16
11.	Application of Moneys	16
12.	Protection of Third Parties	17
13.	Protection of the Bank	18
14.	Cumulative Powers and Avoidance of Payments	18
15.	Ruling-off Accounts	18
16.	Power of Attorney	19
17.	Delegation	19
18.	Redemption of Prior Charges	19
19.	Miscellaneous	19
20.	Governing Law	20
21.	Jurisdiction	20
Schedule 1
The Original Chargors
Schedule 2
Security Assets
Schedule 3
Form of Notices
Schedule 4
Form of Accession Deed
Schedule 5
Form of Deed of Release
Schedule 6
Supplemental Debenture

This Deed is made on	2017

Between:

(1)	Each/The person listed in Schedule 1 to this Deed (the "Original Chargors"); and

(2)	Silicon Valley Bank a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 US (the "Bank").

This Deed witnesses as follows:

1.	Interpretation

1.1	Definitions

In this Deed:

"Accession Deed" means a document substantially in the form set out in Schedule 4 (Form of Accession Deed) or such other form as the Bank may require (acting reasonably).

"Acceleration Event" means the Bank exercising its rights under Clause 21 (Bank's rights and remedies) of the Loan Agreement.

"Administrator" means a person appointed under Schedule B1 to the Insolvency Act 1986 to manage a Chargor’s affairs, business and property.

"Assigned Contract" means each contract specified in Part 4 of Schedule 2 (Security Assets) and (with effect from the date of the relevant Accession Deed or a Supplemental Debenture) each contract specified as an Assigned Contract in an Accession Deed or Supplemental Debenture (as the case may be).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Chargors" means each Original Chargor and any person that executes and delivers an Accession Deed in favour of the Bank after the date of this Deed.

"Delegate" means any delegate pursuant to Clause 17 (Delegation), agent, attorney or co-trustee lawfully appointed by the Bank.

"Floating Charge Asset" means an asset charged under Clause 3.3 (Floating Charge) or Clause 4.1(b) (Security) of an Accession Deed.

"Insurance Proceeds" means all monies from time to time payable to a Chargor under or pursuant to the Insurances, including the refund of any premium.

"Insurances" means all policies of insurance and all proceeds of them payable to a Chargor under or pursuant to the Insurances and either now or in the future held by, or written in favour of, a Chargor or in which it is otherwise interested, but excluding any third party liability or public liability insurance and any directors and officers insurance.

"Intellectual Property" means all subsisting intellectual property presently or in the future owned by a Chargor in any part of the world including Patents and rights of a similar nature, applications for Patents and such rights, divisions, prolongations, renewals, extensions, supplementary protection certificates and continuations of such applications for Patents, registered and unregistered trademarks, registered and unregistered service marks, registered and unregistered designs, utility models (in each case for their full period and all extensions and renewals of them), applications for any of them and the right to apply for any of them in any part of the world, inventions, processes, software, formulae, technology (whether patentable or not) data, drawings, specifications, business or trade secrets, technical information, confidential information, Know-how, business names, trade names, brand names, domain names, database rights, Copyrights and rights in the nature of database rights and copyright, design rights, get-up and any uniform resource identifier and any similar rights existing in any country and all legal equitable and other rights in any of them owned by a Chargor and the benefit (subject to the burden) of any and all agreements, arrangements and licences (where such agreements and licences permit the creation of security without prior consent) in connection with any of the foregoing.

"Investment" means any beneficial ownership of (including shares, stock, partnership interest or other securities) any person, or any loan, advance or capital contribution to any person.

"Liabilities" means all present and future liabilities and obligations of each Obligor to the Bank under the Loan Documents (including, without limitation, the Obligations), both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension granted or agreed with the Bank; and

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any of the Loan documents.

"Loan Agreement" means the loan agreement dated on or about the date of this Deed and made between the Original Chargors, Midatech Pharma US, Inc and the Bank.

"LPA" means the Law of Property Act 1925.

"Party" means a party to this Deed.

"Payment" means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).

"Plant and Machinery" means all plant and machinery, equipment, fittings, installations and apparatus, tools, motor vehicles and all other similar assets (other than any assets that are deemed by law to be immoveable property), wherever they are situated, which are now, or at any time after the date of this Deed become, the property of a Chargor.

"Property" means:

(a)	all freehold, leasehold or other immovable property of a Chargor situate in England and Wales;

(b)
any buildings, fixtures, fittings, plant and machinery from time to time on or forming part of the property referred to in paragraph (a) above, other than that which belongs to any landlord, tenant or occupant other than a Chargor; and

(c)	any Related Rights arising in relation to any of the assets described in paragraphs (a) and (b) above (inclusive),

and "Properties" shall be construed accordingly.

"Receivables" means all present and future book debts, accounts, accounts receivable, contract rights, and other obligations owed to a Chargor in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guarantees, other security and all merchandise returned to or reclaimed by a Chargor and the Borrower's Books relating to any of the foregoing.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Related Rights" means, where used in relation to an asset, the following:

(a)	the proceeds of sale and/or other realisation of that asset (or any part thereof or interest therein);

(b)	all Authorisations, options, agreements, rights, easements, benefits, indemnities, guarantees, warranties or covenants for title in respect of such asset;

(c)
all allotments, rights, benefits and advantages at any time accruing, offered or arising in respect of or incidental to any asset and all money or property accruing or offered at any time by way of conversion, redemption, bonus, preference, option, dividend, distribution, interest or otherwise in respect of an asset; and

(d)	all other rights derived from or incidental to such asset.

"Secured Liabilities" means all Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by each Obligor to the Bank both actual and contingent and whether incurred solely or jointly and whether as principal or surety or in any other capacity except for any obligation which would constitute unlawful financial assistance under sections 677 to 683 Companies Act 2006.

"Security Assets" means:

(a)	the assets mortgaged, charged or assigned by way of security to the Bank by this Deed, any Accession Deed or any Supplemental Debenture; and

(b)	any assets held on trust by a Chargor for the Bank.

"Security Period" means the period from the date of this Deed and ending on the date on which the Bank has determined that all of the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full, that no commitment is outstanding and the Loan Agreement has been terminated.

"Shares" means:

(a)	the shares described in Part 3 of Schedule 2 (Security Assets) and Part 3 of the schedule to each Accession Deed (if any); and

(b)	all Related Rights in respect of paragraph (a) above.

“Specified IP” means the patents highlighted orange in the table contained at Schedule 7 (Specified IP) of this Deed.

"Supplemental Debenture" means a supplemental debenture to this Deed in the form set out in Schedule 6 (Supplemental Debenture) or such other form as the Bank may require.

"SVB Blocked Accounts" means the accounts designated as SVB Blocked Accounts in Part 1 of Schedule 2 (Security Assets) or such other accounts as may be agreed in writing between a Chargor and the Bank for this purpose and all monies standing to the credit of each such account and all Related Rights in respect of each such account.

"SVB Operating Accounts" means the accounts designated as SVB Operating Accounts in Part 1 of Schedule 2 (Security Assets) or such other accounts as may be agreed in writing between a Chargor and the Bank for this purpose and all monies standing to the credit of each such account and all Related Rights in respect of each such account.

"Third Party Accounts" means the accounts designated as Third Party Accounts in Part 1 of Schedule 2 (Security Assets) and any future accounts of a Chargor not held with the Bank and all monies standing to the credit of each such account and all Related Rights in respect of each such account.

1.2	Construction

(a)	Unless otherwise defined in this Deed, terms defined in the Loan Agreement have the same meaning in this Deed as they do in the Loan Agreement.

(b)
Unless a contrary intention appears, Clause 1.2 (Interpretation) and Clause 1.4 (Third Party Rights) of the Loan Agreement apply to this Deed, and shall be deemed to be incorporated into this Deed as though set out in full in this Deed, with any reference to "this Agreement" being deemed to be a reference to "this Deed", subject to any other necessary changes.

(c)	Any references to the Bank or any Receiver shall include its Delegates.

1.3	Law of Property (Miscellaneous Provisions) Act 1989

To the extent necessary for any agreement for the disposition of the Security Assets in this Deed to be a valid agreement under section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the other Loan Documents and of any side letters relating to the Loan Documents between the parties to this Deed are incorporated into this Deed.

1.4	Implied Covenants for Title

The obligations of each Chargor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

1.5	Effect as a Deed

This Deed is intended to take effect as a deed notwithstanding that the Bank may have executed it under hand only.

1.6	Loan Document

This Deed is a Loan Document.

2.	Covenant to Pay

Each Chargor as primary obligor covenants with the Bank that it will on demand pay to the Bank the Secured Liabilities when the same fall due for payment in accordance with the terms of the Loan Documents.

3.	Security Assets

3.1	Fixed Charges

(a)
Each Chargor, as security for the payment discharge and performance of the Secured Liabilities, charges in favour of the Bank, with full title guarantee, the following assets, from time to time owned by it or in which it has an interest:

(i)	by way of first legal mortgage, each Property legal title to which is vested in it on the date of this Deed specified in Part 5 of Schedule 2 (Security Assets); and

(ii)	by way of first fixed charge:

(A)	all Property not effectively mortgaged under Clause 3.1(a)(i));

(B)	all Plant and Machinery;

(C)	all Shares;

(D)	all Investments other than the Shares;

(E)	all Receivables directed to be paid into the SVB Blocked Accounts;

(F)	all Receivables directed to be paid into the SVB Operating Accounts;

(G)	all Receivables directed to be paid into the Third Party Accounts;

(H)	the SVB Blocked Accounts;

(I)	the SVB Operating Accounts;

(J)	the Third Party Accounts;

(K)	all Intellectual Property specified in Part 2 of Schedule 2 (Security Assets);

(L)	all other Intellectual Property; and

(M)	its goodwill and uncalled capital.

3.2	Security Assignment

As further security for the payment of the Secured Liabilities, each Chargor assigns, by way of security, with full title guarantee to the Bank all its rights, title and interest in:

(a)	the Insurances and the Insurance Proceeds;

(b)	each Assigned Contract; and

(c)	all Related Rights in respect of each of the above,

subject to: (i) in each case, reassignment by the bank to the relevant Chargor of all such rights, title and interest upon payment or discharge in full of the Secured Liabilities; and (ii) in the case of the Assigned Contract, the right of the relevant Chargor prior to any Event of Default which is continuing to continue to exercise all and any rights under and in connection with the Assigned Contract.

3.3	Floating Charge

(a)
As further security for the payment discharge and performance of the Secured Liabilities, each Chargor charges with full title guarantee in favour of the Bank by way of first floating charge its undertaking and all its present and future assets other than those assets which are effectively charged by way of first fixed charge or legal mortgage under Clause 3.1 (Fixed Charges) or which are effectively assigned by way of security under Clause 3.2 (Security Assignment).

(b)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to the floating charge created by this Deed.

3.4	Conversion of Floating Charge by Notice

If:

(a)	there occurs an Acceleration Event; or

(b)
the Bank is of the view that (acting reasonably) any legal process or execution is being enforced against any Floating Charge Asset or (acting reasonably) that any Floating Charge Asset is in danger of being seized, sold or is otherwise in jeopardy, the Bank may, by written notice to a Chargor, convert the floating charge created under this Deed into a fixed charge as regards those assets which it specifies in that notice.  The relevant Chargor shall promptly following request by the Bank execute a fixed charge or legal or equitable assignment over those assets in such form as the Bank may require.

3.5	Automatic Conversion of Floating Charge

If, without the prior written consent of the Bank unless expressly permitted under the terms of any Loan Document:

(a)	a Chargor creates any Security Interest (other than a Permitted Security Interest) over all or any of the Security Assets or attempts to do so;

(b)	any person levies or attempts to levy any attachment, execution or other legal process against any of such Security Assets;

(c)	a resolution is passed or an order is made for the winding up, dissolution, administration or other reorganisation of a Chargor; or

(d)
any steps are taken for the appointment of, or notice is given of intention to appoint, or a petition is filed or application is made, or a competent court makes an order for the appointment of an administrator, in relation to a Chargor, then the floating charge created by this Deed over the Floating Charge Assets of that Chargor will automatically, without notice, be converted into a fixed charge over the relevant assets as soon as such event occurs.

4.	Nature of Security

4.1	Continuing Security

(a)	The Security Interests created by this Deed are to be a continuing security interests notwithstanding any intermediate payment or settlement of all or any part of the Secured Liabilities.

(b)
Until the Security Period has ended, the Bank may refrain from applying or enforcing any other moneys, Security Interest or rights held or received by the Bank in respect of that amount, and may or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and a Chargor shall not be entitled to the benefit of the same.

4.2	Non-merger of Security Interests

The Security Interests created by this Deed are to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security Interests or other right which the Bank may now or after the date of this Deed hold for any of the Secured Liabilities, and this Deed may be enforced against any Chargor without first having recourse to any other rights of the Bank.

5.	Further Assurances and Protection of Priority

5.1	General

(a)
Each Chargor shall, at its own expense, promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Bank may reasonably specify (and in such form as the Bank may reasonably require in favour of the Bank or its nominee(s) or any purchaser):

(i)
to perfect or protect the Security Interests created or intended to be created under, or evidenced by, this Deed (which may include the execution of a mortgage, charge, assignment or other Security Interests over all or any of the assets which are, or are intended to be, the subject of this Deed) or for the exercise of any rights, powers and remedies of the Bank provided by or pursuant to this Deed or by law;

(ii)
to confer on the Bank, Security Interests over any assets of a Chargor, located in any jurisdiction, equivalent or similar to the Security Interests intended to be conferred by or pursuant to this Deed and, pending the conferring of such Security Interests, hold such assets upon trust (or in any manner required by the Bank) for the Bank; and/or

(iii)	following the occurrence of an Acceleration Event, to facilitate the realisation or enforcement of the assets which are the subject of the Security Interests created by this Deed.

(b)
Each Chargor shall take all such action as is available to it (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Bank by or pursuant to this Deed.

5.2	HM Land Registry

(a)
In relation to any Property from time to time vested in a Chargor which is registered or is to be registered at HM Land Registry, such Chargor, hereby consents to the Bank applying to the Chief Land Registrar for the registration of a restriction to be entered on the Register of Title of all that Property (including any unregistered properties subject to compulsory first registration at the date of this Deed) on the prescribed Land Registry form and in the following or substantially similar terms:

"No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge not being a charge registered before the entry of this restriction is to be registered without a written consent signed by the proprietor for the time being of the debenture dated ● in favour of Silicon Valley Bank referred to in the charges register."

(b)
The Bank must perform its obligations under the Loan Agreement (including any obligation to make available further advances) and this Deed has been entered into in order to secure such further advances. In relation to any Property from time to time vested in a Chargor which is registered or is to be registered at HM Land Registry, the Bank and each Chargor consent to an application to the Chief Land Registrar for the registration of a notice to be entered onto the Register of Title of all that Property (including any unregistered properties subject to compulsory first registration at the date of this Deed) of the obligation to make further advances.

5.3	Register of Intellectual Property

Each Chargor shall, if requested by the Bank, execute all such documents and do all such acts (including but not limited to the payment of any applicable registration fees) as the Bank may reasonably require to record the interests of the Bank in any registers relating to registered Intellectual Property.

5.4	Notices

Each Chargor shall give notice of:

(a)
Promptly following the date of this Deed, the charge over its Third Party Accounts under this Deed to the person at which such accounts are maintained in the form set out in Part 1 of Schedule 3 (Form of notice in relation to a Third Party Account);

(b)
if the Bank so requires, the assignment or charge of any other Security Asset to the relevant third party (in the form of Part 2 of Schedule 3 (Form of notice to counterparties) or such other form as the Bank so requires, and, in each case, shall use all reasonable endeavours to procure that each person on whom a notice is served, executes and delivers to the Bank an acknowledgement of that notice in the relevant form scheduled to this Deed or in such other form as the Bank may require.

6.	Representations and Warranties

6.1	Each Chargor represents and warrants that:

(a)	the Security Assets are legally and beneficially owned by the Chargor free from any Security Interest other than as created by this Deed;

(b)	this Deed creates the Security Interest which it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of a Chargor or otherwise; and

(c)
Save for the Disclosed Matters, there are no actions, arbitration or any administrative or other proceedings pending or, to the knowledge of each Chargor's Responsible Officers or legal counsel, threatened by or against a Chargor or any Subsidiary of a Chargor involving more than £100,000.

(d)	.

6.2	Repetition

The representations in this Clause 6 are deemed to be made by each Chargor by reference to the facts and circumstances then existing on the date of this Deed and each day on which the Repeating Representations are repeated.

7.	Undertakings

7.1	Duration of Undertakings

Each Chargor undertakes to the Bank in the terms of this Clause 7 for the duration of the Security Period.

7.2	General Undertakings

(a)	Negative Pledge and Disposal Restrictions

(i)	It will not:

(A)	create or agree to create or permit to subsist or arise any Security Interest over all or any part of the Security Assets; or

(B)
sell, transfer, lease out, lend or otherwise dispose of all or any part of the Security Assets (save for Floating Charge Assets and other than in relation to Intellectual Property in the ordinary course of its business) or agree or attempt to do the same, except as permitted by the Loan Agreement or with the prior written consent of the Bank.

(ii)
In relation to the Specified IP only, the Bank agrees that the Chargors are permitted to cease to maintain the registration of the Specified IP, by ceasing to make the payments required to maintain registered status.

(b)	Deposit of Documents or Title Deeds

It will promptly deposit with the Bank upon the written request of the Bank:

(i)
to the extent that the relevant documents have not been deposited with a clearance system, settlement system or custodian acceptable to the Bank, all deeds, stock and share certificates or other documents of title (or documents evidencing title or the right to title) and agreements relating to a Security Asset (including all deeds and documents of title relating to the Property);

(ii)	any stock transfer forms or other instruments of transfer duly completed and executed to the Bank’s satisfaction;

(iii)	to the extent requested by the Bank from time to time:

(A)	certified copies of all the Assigned Contracts; and

(B)	all deeds and documents of title (if any) relating to the Receivables.

(C)	details of all Plant and Machinery;

(iv)	any other document which the Bank may reasonably require for the purposes of perfecting the Security Interests created or intended to be created by this Deed.

The Bank may retain any document delivered to it under Clause 7.2(b) above or otherwise only until such time as the security created under this Deed is released.

(c)	Compliance with Laws

It shall at all times comply with all laws and regulations applicable to it and will obtain and maintain in full force and effect all Authorisations which may at any time be required with respect to any of the Security Assets.

(d)	Information

It shall supply promptly to the Bank such information in relation to the Security Assets as the Bank may reasonably request.

(e)	Registration and Notifications

It shall promptly notify the Bank of any contract, conveyance, transfer or other disposition or the acquisition by it of the legal or beneficial interest in any Property.

7.3	Investments and Shares

(a)	Exercise of Rights

(i)
Prior to the occurrence of an Acceleration Event, it shall not exercise or refrain from exercising (or direct the same) any of the powers or rights conferred upon or exercisable by the legal or beneficial owner of the Investments or the Shares which would place it in breach of the terms of the Loan Agreement or which would be prejudicial to the interests of the Bank hereunder.

(ii)
Following the occurrence of an Acceleration Event, it shall not, without the prior written consent of the Bank, exercise or refrain from exercising (or direct the same) any of the powers or rights conferred upon or exercisable by the legal or beneficial owner of the Investments or the Shares.

(b)	Registration of Transfers

Following the occurrence of an Acceleration Event and when requested by the Bank in writing, it shall procure that all Investments and Shares which are in registered form are duly registered in the name of the Bank or its nominee once a transfer relating to those Investments and Shares is presented for that purpose.

(c)	Clearance Systems etc

Following the occurrence of an Acceleration Event and when requested by the Bank in writing, it shall instruct any clearance system, settlement system, custodian or similar person to transfer any Investments then held by any such person for its or some nominee's account to the account of the Bank (or its nominee) with such clearance system (or as otherwise required by the Bank).

(d)	Acquisition and Calls

It shall:

(i)	promptly notify the Bank of the acquisition of any Investment or Shares; and

(ii)
duly and promptly pay all calls, instalments or other payments which may be due and payable in respect of any Investments or Shares and, for the avoidance of doubt, the Bank shall not incur any liability in respect of any amounts due from a Chargor in respect of such Investments or Shares.

(e)	Dividends

(i)	Prior to the occurrence of an Acceleration Event it shall be entitled to receive and retain all dividends, distributions and other monies paid on or derived from its Shares and Investments.

(ii)
Following the occurrence of an Acceleration Event it shall promptly pay all dividends or other monies received by it in respect of the Investments and the Shares into a SVB Operating Account or an SVB Blocked Account (as directed by the Bank).

(f)	Nominees

It shall not appoint any nominee to exercise or enjoy all or any of its rights in relation to the Investments or the Shares without the prior written consent of the Bank (not to be unreasonably withheld).

7.4	Receivables

(a)	During the Security Period, each Chargor shall:

(i)
direct all its customers and other debtors to pay the proceeds of all Receivables into the SVB Operating Accounts and pay into an SVB Operating Account all monies it may otherwise receive in respect of such Receivables

(ii)	hold the proceeds of such collection and realisation of the Receivables upon trust for the Bank pending payment of such proceeds into an SVB Operating Account;

(iii)
not at any time without the prior written consent of the Bank deal with the Receivables or other monies relating thereto otherwise than by getting in the same and making payment thereof into an SVB Operating Account.  Without prejudice to the generality of the foregoing, the Chargors shall not at any such time factor or discount any of such debts or claims or enter into any agreement for such factoring or discounting; and

(iv)
if called upon so to do by the Bank after an Acceleration Event, execute a legal assignment of the Receivables to the Bank in such terms as the Bank in its discretion may require, give such notice of that legal assignment to the debtors from whom the Receivables are due, owing or incurred and take any such other step as the Bank in its discretion may require to perfect such legal assignment.

(b)	Blocked Accounts

After the occurrence of the UK Blocked Account Trigger Date, each Chargor shall not, except with the prior written consent of the Bank, withdraw or attempt or be entitled to withdraw from an SVB Blocked Account all or any monies standing to the credit of an SVB Blocked Account.

(c)	Other Bank Accounts

After an Acceleration Event and, if the Bank has served written notice on the Chargors requiring the same, no Chargor shall, except with the prior written consent of the Bank, withdraw or attempt or be entitled to withdraw from any of its bank accounts (including the SVB Operating Accounts and the Third Party Accounts) all or any monies standing to the credit of such bank accounts.

7.5	To repair

Each Chargor shall:

(a)	at all times keep in good and substantial repair and condition all the Property including all buildings, erections and structures on and in the Property;

(b)	keep all Plant and Machinery in good repair, working order and condition and fit for its purpose; and

(c)	where it is uneconomic to repair any part of the Property, replace such property by another similar asset of equal or greater quality and value.

7.6	To allow entry

At any time after an Acceleration Event, each Chargor shall allow, and shall procure that any person occupying the whole or any part of the Property under any lease will allow, the Bank and its agents, with or without surveyors, workmen or others authorised by it upon five (5) Business Days' prior notice (except in an emergency) to enter the Property from time to time in order to carry out any repairs on the Property which the Bank considers necessary or to do anything Bank is entitled to do pursuant to this Agreement.

7.7	Alterations

Except as permitted by the Loan Agreement, or pursuant to a planning permission to which the Bank has given its consent, no Chargor shall:

(a)	commit any waste, or in any manner lessen the value of the Property;

(b)	carry out any work of demolition, construction, refurbishment, addition or otherwise in or to the Property; or

(c)	except with the prior written consent of the Bank (not to be unreasonably withheld), make any alterations to the Property.

7.8	No creation of leases

Except as permitted by the Loan Agreement no Chargor shall, without the express prior written consent of the Bank (not to be unreasonably withheld):

(a)	grant nor agree to grant (whether in exercise of any statutory power or otherwise) any lease, underlease, tenancy or agreement for lease affecting the Property;

(b)
confer nor agree to confer on any person any other right or licence to occupy any land or buildings forming part of the Property nor grant any licence or permission to assign, underlet or sub-let nor part with, nor share occupation or possession of, the Property or any part thereof;

(c)
waive, release nor vary or agree to waive, release or vary any of the terms of any lease, underlease, tenancy or agreement for lease affecting the Property including the determination or review of any rent payable thereunder nor exercise any power to terminate or extend the same;

(d)	forfeit nor commence proceedings for forfeiture nor exercise any right of re-entry nor accept the surrender of any lease, underlease, tenancy or agreement for lease affecting the Property; nor

(e)	change nor permit or suffer to be changed the present user of any part of the Property.

7.9	No creation of easements

Except as permitted by the Loan Agreement no Chargor shall grant, create, or permit to be acquired, any easement, right or privilege relating to or affecting the whole or any part of the Property.

7.10	Power to Remedy

If a Chargor fails to comply with any covenant set out in Clause 7.2 (General Undertakings) to 7.9 (No creation of easements) (inclusive), and that failure is not remedied within 10 Business Days of the Bank giving notice to the relevant Chargor or the relevant Chargor becoming aware of the failure to comply, it will allow (and irrevocably authorises) the Bank (and after any Acceleration Event, any Receiver) to take any action on its behalf which the Bank (or the Receiver) deems necessary or desirable to ensure that those covenants are complied with. Each Chargor shall reimburse to the Bank and/or any Receiver, on demand, all amounts expended by the Bank or any Receiver in remedying such failure together with interest in accordance with clause 8.3 (Default Interest) of the Loan Agreement from the date of payment by the Bank or Receiver (as the case may be) until the date of reimbursement.

8.	Enforcement and Powers of the Bank

8.1	Enforcement

The Security Interests created pursuant to this Deed shall become immediately enforceable following the occurrence of an Acceleration Event, following which the Bank may in its absolute discretion and without notice to the Chargors or any of them or the prior authorisation of any court:

(a)
enforce all or any part of the Security Interests created by this Deed and take possession of or dispose of all or any of the Security Assets (in accordance with its power of sale under section 101 LPA) in each case at such times and upon such terms as it sees fit; and

(b)	whether or not it has appointed a Receiver, exercise all of the powers, authorities and discretions:

(i)	conferred from time to time on mortgagees by the LPA (as varied or extended by this Deed) or by law; and

(ii)	granted to a Receiver by this Deed or from time to time by law; and

(c)
exercise all the rights, powers and discretions conferred on a Receiver by this Deed, the LPA, the Insolvency Act 1986 or otherwise by law, without first appointing a Receiver or notwithstanding the appointment of a Receiver.

8.2	Power of Sale, Leasing and Other Powers

For the purpose of all rights and powers implied or granted by law, the Secured Liabilities are deemed to have fallen due on the date of this Deed provided that the power of sale and other powers conferred by section 101 of the LPA and all other enforcement powers conferred by this Deed shall only be exercisable by the Bank following the occurrence of an Acceleration Event and at any time thereafter.

8.3	Following the date that the Security Interests are enforceable pursuant to Clause 8.1 above:

(a)
The Bank may lease, make agreements for leases at a premium or otherwise, accept surrenders of leases and grant options or vary or reduce any sum payable under any leases or tenancy agreements as it thinks fit, without the need to comply with any of the provisions of sections 99 and 100 of the LPA; and

(b)
In the exercise of the powers conferred by this Deed, the Bank may sever and sell plant, machinery or other fixtures separately from the property to which they may be annexed and it may apportion any rent or other amount without the consent of any Chargor.

8.4	Statutory Restrictions

The restriction on the consolidation of mortgages and on the power of sale imposed by sections 93 and 103 respectively of the LPA shall not apply to the Security Interests constituted by this Deed.

8.5	Appropriation

(a)	In this deed, "financial collateral" has the meaning given to that term in the Financial Collateral Arrangements (No.2) Regulations 2003.

(b)
At any time after the occurrence of an Acceleration Event, the Bank may appropriate all or part of the financial collateral forming part of the Security Assets in or towards satisfaction of the Secured Liabilities.

(c)
The Parties agree that the value of any such Security Assets appropriated in accordance with paragraph (b) above shall be in the case of cash, the amount of cash so appropriated and in the case of other Security Assets the market price of such Security Assets at the time the right of appropriation is exercised as determined by the Bank by reference to such method or source of market valuation as the Bank may reasonably select, including by independent valuation.  The Parties agree that the methods or sources of valuation provided for or selected by the Bank in accordance with this paragraph (c) shall constitute a commercially reasonable manner of valuation for the purposes of the Financial Collateral Arrangements (No.2) Regulations 2003.

(d)	The Bank shall notify the relevant Chargor, as soon as reasonably practicable, of the exercise of its right of appropriation as regards such of the Security Assets as are specified in such notice.

9.	Appointment of a Receiver or Administrator

9.1	Appointment

(a)
At any time after the occurrence of an Acceleration Event, or at the request of a Chargor, the Bank may, without prior notice to the Chargors or any of them, in writing (under seal, by deed or otherwise under hand) appoint:

(i)
a Receiver in respect of the Security Assets or any part thereof and may in like manner from time to time (and insofar as it is lawfully able to do) remove any Receiver and appoint another in his place; or

(ii)	one or more persons to be an Administrator in accordance with paragraph 14 of Schedule B1 to the Insolvency Act 1986.

(b)
Nothing in paragraph (a) above shall restrict the exercise by the Bank of any one or more of the rights of the Bank under Schedule B1 to the Insolvency Act 1986 and the rules thereunder or at common law.

9.2	Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Deed (unless the document appointing such Receiver states otherwise).

9.3	Remuneration of Receiver

The Bank may from time to time fix the remuneration of any Receiver.  For the purpose of this Clause 9.3, the limitation set out in Section 109(6) LPA shall not apply.

9.4	Liability of Bank for Actions of a Receiver or Administrator

(a)
Each Receiver shall be the agent of the relevant Chargor which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him.  The Bank shall not be responsible for any misconduct, negligence or default of a Receiver.

(b)	The Bank shall not have any liability for the acts or omissions of an Administrator.

10.	Powers of a Receiver

A Receiver shall have (and be entitled to exercise) in relation to the Security Assets over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Deed):

(a)	all of the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(b)	all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA;

(c)	all of the powers conferred on the Bank under this Deed;

(d)	all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which a Chargor itself could do or omit to do;

(e)
the power to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested in the Receiver pursuant to this Deed or upon receivers by statute or law generally (including the bringing or defending of proceedings in the name of, or on behalf of, a Chargor; the collection and/or realisation of Security Assets in such manner and on such terms as the Receiver sees fit; and the execution of documents in the name of a Chargor (whether under hand, or by way of deed or by utilisation of the company seal of a Chargor).

11.	Application of Moneys

11.1	Order of Application

All amounts from time to time received or recovered by the Bank pursuant to the terms of this Deed or in connection with the realisation or enforcement of all or any part of the Security Interests created by this Deed (for the purposes of this Clause 11, the "Recoveries") shall be applied at any time as the Bank (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 11), in the following order, after the payment of any preferential debts ranking in priority to the Secured Liabilities:

(a)	in discharging any sums owing to the Bank or any Receiver or Administrator;

(b)	in payment of all costs and expenses incurred by the Bank in connection with any realisation or enforcement of the Security Interests created by this Deed;

(c)	in payment of any Secured Liabilities; and

(d)	the balance of any Recoveries, after all amounts due under paragraphs (a) to (c) above have been paid in full, to the relevant Chargor or other person entitled thereto.

The provisions of this Clause 11.1 will override any appropriation made by a Chargor.

11.2	Prospective Liabilities

Following the occurrence of an Acceleration Event, the Bank may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Bank with such financial institution (including itself) and for so long as the Bank shall think fit (the interest being credited to the relevant account) for later application under Clause 11.1 (Order of Application) in respect of:

(a)	any sum owed to the Bank; and

(b)	any part of the Secured Liabilities,

that the Bank reasonably considers, in each case, might become due or owing at any time in the future.

11.3	Investment of Proceeds

Following the occurrence of an Acceleration Event and prior to the application of the proceeds of the Recoveries in accordance with Clause 11.1 (Order of Application) the Bank may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Bank with such financial institution (including itself) and for so long as the Bank shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Bank's discretion in accordance with the provisions of Clause 11.1 (Order of Application).

11.4	Currency Conversion

(a)
For the purpose of, or pending the discharge of, any of the Secured Liabilities the Bank may convert any moneys received or recovered by the Bank from one currency to another, at a market rate of exchange.

(b)
To the extent that any amount converted pursuant to Clause 11.4(a) falls short of the amount due in respect of that part of the Secured Liabilities (whether due to costs of conversion or other matters) then the Chargors will remain liable for any such shortfall. .

11.5	Permitted Deductions

The Bank shall be entitled, in its discretion:

(a)
to set aside by way of reserve, amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Deed; and

(b)
to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Bank under any of the Loan Documents or otherwise.

12.	Protection of Third Parties

12.1	No Obligation to Enquire

No purchaser from, or other person dealing with, the Bank shall be obliged or concerned to enquire whether:

(a)
the right of the Bank to exercise any of the powers conferred by this Deed has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power; or

(b)
any of the Secured Liabilities remains outstanding or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters.

12.2	Receipt Conclusive

The receipt of the Bank or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve such purchaser of any obligation to see to the application of any moneys paid to or by the direction of the Bank or any Receiver.

13.	Protection of the Bank

13.1	No Liability

The Bank shall not be liable in respect of any of the Security Assets or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers unless caused by the Bank's gross negligence, wilful default or breach of any of its obligations under the Loan Documents.

13.2	Possession of Security Assets

Without prejudice to Clause 13.1 (No Liability), if the Bank enters into possession of the Security Assets, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

14.	Cumulative Powers and Avoidance of Payments

14.1	Cumulative Powers

The powers which this Deed confers on the Bank and any Receiver appointed under this Deed are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Bank or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Bank and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

14.2	Amounts Avoided

If any amount paid by a Chargor in respect of the Secured Liabilities is capable of being avoided or set aside on the liquidation or administration of a Chargor or otherwise, then for the purposes of this Deed that amount shall not be considered to have been paid. No interest shall accrue on any such amount, unless and until such amount is so avoided or set aside.

14.3	Discharge Conditional

Any settlement or discharge between a Chargor and the Bank shall be deemed to be conditional upon no security or payment to the Bank by a Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of the Bank under this Deed) the Bank shall be entitled to recover from each Chargor the market value of that security or the amount of any such payment as if that settlement or discharge had not occurred.

15.	Ruling-off Accounts

If the Bank receives notice of any subsequent Security Interest or other interest affecting any of the Security Assets it may open a new account for each relevant Chargor in its books.  If it does not do so then (unless it gives written notice to the contrary to the Chargors or any of them), as from the time it receives that notice, all payments made by the relevant Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of that Chargor and not as having been applied in reduction of the Secured Liabilities.

16.	Power of Attorney

16.1
Upon the occurrence of an Acceleration Event, each Chargor, by way of security, irrevocably and severally appoints each of the Bank and any Receiver as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it ought to execute and do under the terms of this Deed, or which may be required or deemed proper in the exercise of any rights or powers conferred on the Bank or any Receiver under this Deed or otherwise for any of the purposes of this Deed, and each Chargor covenants with  each of the Bank and any Receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

17.	Delegation

17.1	The Bank may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by or pursuant to this Deed.

17.2
That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Bank may, in its discretion, think fit in the interests of the Bank and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.

18.	Redemption of Prior Charges

The Bank may, redeem any prior Security Interest on or relating to any of the Security Assets or procure the transfer of that Security Interest to itself, and may settle and pass the accounts of any person entitled to that prior Security Interest. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargors.  Each Chargor will on demand pay to the Bank all principal monies and interest and all losses incidental to any such redemption or transfer.

19.	Miscellaneous

19.1	Assignment

No Chargor may assign any of its rights or transfer any of its rights or obligations under this Deed.  The Bank may assign and transfer all or any part of its rights and obligations under this Deed.

19.2	Counterparts

(a)	This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

(b)
Failure by one or more Parties ("Non-Signatories") to execute this Deed on the date of this Deed will not invalidate the provisions of this Deed as between the other Parties who do execute this Deed. Any Non-Signatories may execute this Deed (or a counterpart of this Deed) on a subsequent date and will thereupon become bound by its provisions.

(c)
If any one or more of the Chargors is not bound by any or all of the provisions of this Deed (whether by reason of lack of capacity, improper execution, failure to execute or for any other reason whatsoever) the remaining Chargors shall nonetheless continue to be bound as if such Chargor had never been a party.

19.3	Covenant to Release

At the end of the Security Period, the Bank shall, at the request and cost of the Chargors, promptly release the Security Assets from the security constituted by this Deed (including any assignment by way of security) by:

(a)	executing a release substantially in the form set out in Schedule 5 (Form of Deed of Release) with such amendments as the Bank may agree;

(b)	re-assigning any of the Security Assets to the Chargors;

(c)	to the extent the Bank holds original documents or deeds by way of security in respect of Security Assets, by promptly delivering up such documents to the Chargors; or

(d)	executing any other documents or taking any other action which may be necessary to release the Security Assets from the Security constituted by this Deed.

19.4	Notices

All notices or demands under this Deed shall be served in accordance with Clause 27 (Notices) of the Loan Agreement.

20.	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

21.	Jurisdiction

21.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a "Dispute").

21.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

21.3
This Clause 21 is for the benefit of the Bank only.  As a result, the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

In witness whereof this Deed has been duly executed and delivered on the above date first above written.

Signatories to this Deed

Original Chargors

Executed as a deed by	)
Midatech Pharma Plc	)	/s/ Nicholas Robbins-Cherry

Executed as a deed by	)
Midatech Ltd	)	/s/ Nicholas Robbins-Cherry

Executed as a deed by		)
Midatech Pharma (Wales) Limited		) /s/ Nicholas Robbins-Cherry

Bank

Executed as a deed by	)
an authorised signatory	)
for and on behalf of	)
Silicon Valley Bank	)	/s/ Ian Murchie